Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of 4D Molecular Therapeutics, Inc. of our report dated June 19, 2020, except for (i) the effects of disclosing net loss per share information, (ii) the segment information, and (iii) the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Notes 14, 2, and 1, respectively, to the financial statements, as to which the date is October 14, 2020, relating to the financial statements, which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-250150) of 4D Molecular Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-250150) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

December 10, 2020

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